Exhibit 10.7

PARAGON GRANDFATHERED 401(k) SAVINGS RESTORATION PLAN

THIS PLAN, made and executed at Sugar Land, Texas, by PARAGON OFFSHORE SERVICES LLC, a Delaware limited liability company (the “Company”),

WITNESSETH THAT:

WHEREAS, certain of the Employers (as defined below) have heretofore participated in the Noble Drilling Services Inc. 401(k) Savings Restoration Plan (the “Noble Grandfathered Plan”) that is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees; and

WHEREAS, the portions of the Noble Grandfathered Plan attributable to (i) “Matching Accounts” thereunder and (ii) amounts thereunder that were deferred or became vested after December 31, 2004, were previously renamed the Noble Drilling Services Inc. 2009 401(k) Savings Restoration Plan, separating the provisions applicable to such portions from the portions remaining subject to the Noble Grandfathered Plan; and

WHEREAS, the Noble Grandfathered Plan provides only for those benefits that are grandfathered and therefore exempt from the requirements of Section 409A of the Code (as defined below); and

WHEREAS, as a result of a corporate spin-off effective as of August 1, 2014, each of the Employers will cease to be an affiliated company of Noble Drilling Services Inc.; and

WHEREAS, the Company desires to create a separate deferred compensation plan for the benefit of the Participants (as defined below) to provide benefits that are grandfathered and therefore exempt from the requirements of Section 409A of the Code by accepting a spinoff from the Noble Grandfathered Plan as of August 1, 2014 (the “Effective Date”) as a continuation of a portion of the Noble Grandfathered Plan;

NOW, THEREFORE, in consideration of the premises, the portion of the Noble Grandfathered Plan consisting of the accounts of employees (and any alternate payees of such employees pursuant to domestic relations orders) who on the Effective Date are in the employ of:

•	the Company,

•	Paragon Offshore (GOM) Inc.
(formerly known as Noble (Gulf of Mexico) Inc.),

•	Paragon Offshore International Ltd.
(formerly known as Noble International Limited), and

•	Paragon Offshore Drilling LLC
(formerly known as Noble Drilling Corporation),

is hereby assumed by the Company and amended by restatement in its entirety to establish a new plan to be known as the Paragon Grandfathered 401(k) Savings Restoration Plan to be effective as of the Effective Date and to read as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Account” means an account established and maintained on the books of an Employer pursuant to Plan Section 3.1 to record a Participant’s interest under this Plan attributable to amounts credited to such Participant’s “Deferral Account” under the Noble Grandfathered Plan and transferred to this Plan.

(b) “Affiliated Company” means any corporation or organization, other than an Employer, which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) or of an affiliated service group (within the meaning of Section 414(m) of the Code) with respect to which an Employer is also a member, and any other incorporated or unincorporated trade or business which along with an Employer is under common control (within the meaning of Section 414(c) of the Code).

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee designated pursuant to Plan Section 2.1 to administer this Plan.

(e) “Company” means Paragon Offshore Services LLC, a Delaware limited liability company.

(f) “Effective Date” means August 1, 2014.

(g) “Employer” means:

•	the Company,

•	Paragon Offshore (GOM) Inc.
(formerly known as Noble (Gulf of Mexico) Inc.),

•	Paragon Offshore International Ltd.
(formerly known as Noble International Limited), and

•	Paragon Offshore Drilling LLC
(formerly known as Noble Drilling Corporation).

(h) “Noble Grandfathered Plan” means the Noble Drilling Services Inc. 401(k) Savings Restoration Plan.

(i) “Participant” means an employee or former employee of an Employer for whom an Account is being maintained under this Plan.

(j) “Plan” means this Paragon Grandfathered 401(k) Savings Restoration Plan as in effect from time to time.

(k) “Plan Year” means the twelve-month period commencing January 1 and ending the following December 31.

ARTICLE II.

PLAN ADMINISTRATION

Section 2.1 Committee. This Plan shall be administered by the Committee appointed to administer the Paragon Offshore Services LLC 401(k) Savings Plan on behalf of the Employers. The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action. The Employers shall indemnify and hold harmless each member of the Committee against any claim, cost, expense (including reasonable attorneys’ fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Committee under this Plan, except in the case of willful misconduct.

ARTICLE III.

DEFERRED COMPENSATION PROVISIONS

Section 3.1 Participant Accounts. The Accounts maintained for a Participant under the Noble Grandfathered Plan and transferred to this Plan shall continue to be maintained in accordance with the provisions of this Plan.

Section 3.2 Pre-2001 Deferral Accounts. The portion of an Account being maintained hereunder for a Participant that is attributable to such Participant’s “Pre-2001 Deferral Account” under the Noble Grandfathered Plan shall be designated as the Pre-2001 Deferral Account for purposes of this Plan.

Section 3.3 Account Adjustments. Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time in its discretion for the accounting purposes of this Plan (which may include limitations with respect to the notional investments that may be used for Account adjustment purposes), on a daily basis (or at such other times as the Committee may prescribe), the amount credited as a dollar amount to each Account maintained by an Employer for a Participant shall be adjusted to reflect (i) any Plan administration or recordkeeping expenses attributable to such Account that the Committee in its discretion determines should be borne by and changed against such Account, and (ii) the investment results that would be attributable to the notional investment of such credited amount in accordance with investment directions given by such Participant. The investment directions given and the notional investments made pursuant to this Plan Section 3.3 are fictional devices established solely for the accounting purposes of this Plan, and shall not require any Employer to make any actual investment or otherwise set aside or earmark any asset for the purposes of this Plan.

Section 3.4 Account Payments. As soon as practicable following the termination of a Participant’s employment with an Employer or Affiliated Company for any reason other than transfer to employment with another Employer or Affiliated Company, but in no event later than 30 days after the last day of the quarter of the Plan Year during which a Participant’s employment with an Employer or Affiliated Company terminates for any reason other than transfer to employment with another Employer or Affiliated Company:

(a) The amount credited to the Pre-2001 Deferral Account maintained by an Employer for such Participant shall be paid or commence being paid, as the case may be, by such Employer to such Participant (or, in the event of his or her death, to the beneficiary or beneficiaries designated by such Participant pursuant to Plan Section 3.5) and charged against such Account either in a single lump sum or in approximately equal annual installments over a period of five years, such form of distribution to be determined by such Employer in its absolute discretion, and

(b) The amount credited to each Account maintained by an Employer for a Participant which relates to a Plan Year after 2000 shall be paid or commence being paid, as the case may be, by such Employer to such Participant (or, in the event of his or her death, to the beneficiary or beneficiaries designated by such Participant pursuant to Plan Section 3.5) and charged against such Account either in a single lump sum or in approximately equal annual installments over a period of five years, such form of distribution to be made in accordance with such Participant’s election for such Account for the Plan Year to which such Account relates.

When an amount credited to an Account maintained by an Employer for a Participant becomes distributable, such amount shall be paid by such Employer to the distributee in cash and charged against such Account. If the amount credited to an Account is paid in installments over a period of years, the provisions of Plan Section 3.3 shall continue to apply to the amount credited to such Account from time to time. An Employer making a payment to or with respect to a Participant pursuant to this Plan shall withhold from any such payment or delivery and shall remit to the appropriate governmental authority, any income, employment or other tax such Employer is required by applicable law to so withhold from and remit on behalf of the payee.

Section 3.5 Designation of Beneficiaries. Any amount payable under this Plan after the death of a Participant shall be paid when otherwise due hereunder to the beneficiary or beneficiaries designated by such Participant. Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by and filed with the Committee and shall remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Committee. If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who predecease the Participant, any remaining amount payable under this Plan shall be paid when otherwise due hereunder to such Participant’s surviving spouse, if any but if none, then to the Participant’s estate.

Section 3.6 Hardship Distributions. If a Participant who is fully vested in the amount credited to his or her Company Matching Account under the Paragon Offshore Services LLC 401(k) Savings Plan encounters an unanticipated severe financial emergency which is caused by an event or series of events beyond the control of such Participant and which has or will result in a severe financial hardship to such Participant if he or she does not receive an early distribution from an Account being maintained for such Participant under this Plan, the Committee in its absolute discretion may direct the Employer maintaining such Account to pay to such Participant in cash and charge against such Account such portion of the amount then credited to such Account (including, if appropriate, the entire balance thereof) as the Committee shall determine to be necessary to alleviate the severe financial hardship of such Participant. No distribution shall be made to a Participant pursuant to this Plan Section 3.6 unless such Participant requests such a distribution in writing and provides to the Committee such information and documentation with respect to his or her financial emergency and hardship as may be requested by the Committee.

ARTICLE IV.

AMENDMENT AND TERMINATION

Section 4.1 Amendment and Termination. The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer’s participation hereunder; provided, however, that no such amendment or termination shall reduce the amounts actually credited to a Participant’s Accounts as of the date of such amendment or termination, or further defer the dates for the payment of such amounts, without the consent of the affected Participant.

ARTICLE V.

MISCELLANEOUS PROVISIONS

Section 5.1 Nature of Plan and Rights. This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers. The Accounts maintained under this Plan are fictional devices used solely for the accounting purposes of this Plan to determine an amount of money to be paid by an Employer to a Participant pursuant to this Plan, and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by an Employer to Accounts maintained under this Plan are and for all purposes shall continue to be a part of the general liabilities of such Employer, and to the extent that a Participant, designated beneficiary or estate acquires a right to receive a payment from such Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer. Except as otherwise provided herein, each Employer expressly assumes liability for the payment of benefits under this Plan for amounts credited to the Accounts of Participants (and any alternate payees of such Participants pursuant to domestic relations orders) who are employees in the employ of such Employer as of the Effective Date attributable to amounts transferred to this Plan from the Noble Grandfathered Plan (“Transferred Amounts”), including any such amounts accrued prior to the date such employee became employed by such Employer.

Any provision of this Plan to the contrary notwithstanding:

(a) with respect to a Participant who is not an employee of Paragon Offshore International Ltd. as of the Effective Date, the portion of any Transferred Amounts that are attributable to a period of employment by the Participant prior to the Effective Date with Paragon Offshore International Ltd. (or its predecessor Noble International Limited) shall not be assumed by other Employers, but shall remain the liability of Paragon Offshore International Ltd.;

(b) with respect to a Participant who is an employee of Paragon Offshore International Ltd. as of the Effective Date, the portion of any Transferred Amounts that are attributable to a period of employment by the Participant prior to the Effective Date with an Employer under this Plan other than Paragon Offshore International Ltd. (or its predecessor Noble International Limited) shall not be assumed by Paragon Offshore International Ltd., but shall instead remain the liability of the Employer under this Plan that employed the Participant during such period; and

(c) with respect to a Participant who is an employee of Paragon Offshore International Ltd. as of the Effective Date, the portion of any Transferred Amounts that are attributable to a period of employment by the Participant prior to the Effective Date with an entity that is not an Employer under this Plan shall not be assumed by Paragon Offshore International Ltd., but shall instead be assumed by the Company.

Section 5.2 Spendthrift Provision. No Account balance or other right or interest under this Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated beneficiary or estate.

Section 5.3 Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with an Employer, and such Employer may terminate the employment of such Participant as freely and with the same effect as if this Plan had not been established.

Section 5.4 Exempt from Code Section 409A; No Material Modification. Nothing in this Plan is intended to result in a “material modification” that would cause the portion of the Noble Grandfathered Plan transferred to this Plan to lose its status as a grandfathered plan exempt from Section 409A of the Code, and this Plan shall be interpreted and administered in a manner consistent with that intention.

Section 5.5 Claims Procedure. If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee. Within sixty days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within sixty days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

Section 5.6 Applicable Law. This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.

IN WITNESS WHEREOF, this Plan has been executed on this 24th day of July, 2014, to be effective as of the Effective Date.

PARAGON OFFSHORE SERVICES LLC

By:	/s/ Steven A. Manz
Title: Manager and Senior Vice President